SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

                                 AMENDMENT NO. 1

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                       Steinway Musical Instruments, Inc.
                       ----------------------------------
                                (Name of Issuer)



                Ordinary Common Stock, par value $0.001 per share
                -------------------------------------------------
                         (Title of Class of Securities)



                                    858495104
                                    ---------
                                 (CUSIP Number)



                                December 31, 2005
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                                   ---------



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                                  SCHEDULE 13G

CUSIP No.  858495104
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1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.

--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                                 5)     SOLE VOTING POWER

       NUMBER                           128,200
       OF                     --------------------------------------------------
       SHARES                    6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                         0
       EACH                   --------------------------------------------------
       REPORTING                 7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                             128,200
                              --------------------------------------------------
                                 8)     SHARED DISPOSITIVE POWER

                                        0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       128,200
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.6%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
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                                  SCHEDULE 13G

CUSIP No.  858495104
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Don Erenberg
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER

       NUMBER                         8,000
       OF                    ---------------------------------------------------
       SHARES                  6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                       0
       EACH                  ---------------------------------------------------
       REPORTING               7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                           8,000
                             ---------------------------------------------------
                               8)     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       8,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.1%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------


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


                                  SCHEDULE 13G

CUSIP No.  858495104
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Steven Heinemann

--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          273,800
       OF                    ---------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                  ---------------------------------------------------
       REPORTING                7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                            273,800
                             ---------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       128,200
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       402,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------


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                                  Schedule 13G

Item 1(a).  Name of Issuer:

Steinway Musical Instruments, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

800 South Street, Suite 305
Waltham, Massachusetts  02453

Item 2(a).  Name of Person Filing:

(1)   First New York Securities L.L.C. ("FNYS")

(2)   Don Erenberg. Mr. Erenberg is a Managing Member of FNYS.

(3)   Steven Heinemann. Mr. Heinemann is a Managing Member of FNYS.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

(1)   First New York Securities L.L.C.:   850 Third Avenue, 17th Floor
                                          New York, NY  10022

(2)   Don Erenberg:                       c/o First New York Securities L.L.C.
                                          850 Third Avenue, 8th Floor
                                          New York, NY  10022

(3)   Steven Heinemann:                   c/o First New York Securities L.L.C.
                                          850 Third Avenue, 8th Floor
                                          New York, NY  10022

Item 2(c).  Citizenship:

(1)   First New York Securities L.L.C.:   New York

(2)   Don Erenberg:                       United States

(3)   Steven Heinemann:                   United States

Item 2(d).  Title of Class of Securities:

Ordinary Common Stock, par value $0.001 per share

Item 2(e).  CUSIP Number:

858495104

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:



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            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned:(1)

                  (1)   First New York Securities L.L.C.:   128,200

                  (2)   Don Erenberg:                       8,000

                  (3)   Steven Heinemann:                   402,000

            (b)         Percent of class:

                  (1)   First New York Securities L.L.C.:   1.6%

                  (2)   Don Erenberg:                       0.1%

                  (3)   Steven Heinemann:                   5.0%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   128,200

                        (2)   Don Erenberg:                       8,000

                        (3)   Steven Heinemann:                   273,800

                  (ii)  Shared power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Don Erenberg:                       0

                        (3)   Steven Heinemann:                   0


----------------------

(1) Percentages based on 8,105,610 shares of Common Stock outstanding as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2005.



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                  (iii) Sole power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   128,200

                        (2)   Don Erenberg:                       8,000

                        (3)   Steven Heinemann:                   273,800

                  (iv)  Shared power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Don Erenberg:                       0

                        (3)   Steven Heinemann:                   128,200(2)

Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

See Item 2(a) above.

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


(2) Includes shares owned by First New York Securities, L.L.C. as to which the reporting person may be deemed to share dispositive power.

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                                    SIGNATURE
                                    ---------


            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Date: February 14, 2006             FIRST NEW YORK SECURITIES L.L.C.

                                    By: /s/ Mario Maugeri
                                        ---------------------------------
                                        Name: Mario Maugeri
                                        Title: Director of Operations


                                    /s/ Don Erenberg
                                    --------------------------------------
                                    Don Erenberg


                                    /s/ Steven Heinemann
                                    --------------------------------------
                                    Steven Heinemann



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                                                                       EXHIBIT 1

                            AGREEMENT OF JOINT FILING


      Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 14, 2006.



                                    FIRST NEW YORK SECURITIES L.L.C.

                                    By: /s/ Mario Maugeri
                                        ---------------------------------
                                        Name: Mario Maugeri
                                        Title: Director of Operations


                                    /s/ Don Erenberg
                                    --------------------------------------
                                    Don Erenberg


                                    /s/ Steven Heinemann
                                    --------------------------------------
                                    Steven Heinemann




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